Varlen Corporation
    1993 Deferred Incentive Stock Purchase Plan Amendment

          (Amended and Effective February 2, 1998)


     The Varlen Corporation 1993 Deferred Incentive Stock
     Purchase Plan shall be amended by adding the following to the end of section 7 (5):

Each offeree shall have the right under the Plan to elect to have shares withheld upon the Exercise Date of each Purchase Right by the Company in order to pay the applicable withholding taxes. An offeree electing to have shares so withheld to pay taxes shall provide the Company written notice in advance of the Exercise Date, and such election shall thereafter be irrevocable. The fair market value of shares to be withheld will be the fair market value (determined as provided in section 7 (1) (i) above) of the Common Stock as of the date that the amount of tax to be withheld is determined.